Exhibit 99.1

Pier 1 Imports, Inc. Reports First Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--June 18, 2009--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the first quarter ended May 30, 2009.

First Quarter Highlights:

  Operating results improved over last year
  Comparable store sales declined 7.5%
  Merchandise margin strengthened to 54% of sales; gross profit increased to 30% of sales
  Inventories declined $91 million over last year
  Cash balance of $136 million at the end of the quarter
  Litigation settlement reached, $10 million collected
  Reduced consolidated long-term debt by $79 million and recorded a $48 million gain on repurchase of debt

First Quarter Results

The Company reported net income of $29 million, or $0.32 per share, for the first quarter, versus a net loss of $33 million, or $0.37 per share, for the same period last year. The operating results improved by $4 million to a loss of $27 million. Total sales for the first quarter declined to $281 million from $310 million in the year-ago quarter. The decline in total sales during the quarter was a result of the reduction in store count and a decline in comparable store sales of 7.5% which can be attributed to the overall economic environment. Without the effects of Canadian currency conversion rates, the decline in comparable store sales during the fiscal quarter was 6.1%.

Merchandise margins for the quarter were 54% of sales compared to 51% of sales in the same period last year. The increase in merchandise margin was primarily the result of reduced supply chain costs and decreased clearance activity, given the Company’s clean and conservative inventory levels. Store occupancy costs were $67 million compared to $71 million last year. The decline was primarily the result of negotiated rental reductions as well as a lower overall store count.

First quarter selling, general and administrative expenses were $106 million compared to $109 million in the year ago quarter. SG&A expenses consisted primarily of $13 million in marketing, $69 million in payroll, and $24 million in other G&A costs. Selling, general and administrative expenses included approximately $7 million in special charges resulting from lease termination charges, store closing costs, and severance versus $3 million in special charges during the same period last year.

Balance Sheet and Liquidity

As previously reported, the Company approached the first half of fiscal 2010 very cautiously in terms of inventory purchases in anticipation of a continuing difficult environment. This approach coupled with the Company’s disciplined inventory management resulted in inventory at the end of the first quarter of $294 million versus $385 million at the end of the first quarter last year.

Cash and cash equivalents at the end of the quarter were $136 million. During the quarter, the Company collected $10 million from the settlement of foreign litigation. In addition, as of the end of the quarter, the Company’s calculated borrowing base on its secured credit facility was $194 million. After excluding the required availability of $32.5 million and the $101 million in outstanding letters of credit and bankers’ acceptances, $61 million remained available for use by the Company for working capital purposes. The Company did not utilize its secured credit facility during the first quarter for any purpose other than its customary letter of credit needs. Management expects to continue the Company’s conservative approach to merchandise purchases, expense planning, and capital expenditures throughout this fiscal year.

As previously reported, during the first quarter, a foreign subsidiary of the Company entered into privately-negotiated agreements purchasing $79 million of the Company’s outstanding 6.375% convertible senior notes. The notes were acquired at a purchase price of $27 million, including accrued interest. As a result of this transaction, the Company has reduced its outstanding debt on a consolidated basis by $79 million. The Company reported a gain on this transaction of $48 million during the first quarter. In addition, the Company adopted FASB Staff Position APB14-1 under which it reduced the carrying value of its outstanding convertible senior notes as of the end of the quarter by a net $1.3 million.

Real Estate Update

The Company ended the quarter with 1,073 Pier 1 Imports stores in North America. As a result of on-going negotiations with its landlords to achieve rental reductions across its store portfolio, the Company has now reached agreements in principal to terminate the leases on 22 stores and will close 5 additional stores for which termination or rental reduction agreements have not been reached. The Company estimates total charges of approximately $8 million in cash and non-cash termination charges related to these closures, of which $5 million were incurred in the first quarter of fiscal 2010. The cash portion of these charges will be partially offset by the liquidation of inventory in the closing stores. To date, the Company has achieved approximately $9 million in rental savings for fiscal 2010 and expects to close approximately 50 locations. Going forward, the Company will focus its negotiation efforts on achieving rental reductions.

Conference Call Information

The Company will host a conference call to discuss the first quarter results at 10:00 a.m. Central Time today. The call will be broadcast live on the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 10141396. The conference call will be held in a “listen-only” mode for all participants.

A replay will be available at about 12:00 p.m. (Central Time) for 24 hours and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 10141396.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	May 30,	May 31,
	2009	2008

Net sales	$281,130	$310,020

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	196,316	222,414
Selling, general and administrative expenses	105,557	109,368
Depreciation and amortization	5,961	8,673
	307,834	340,455

Operating loss	(26,704)	(30,435)

Nonoperating (income) and expenses:
Interest and investment income	(527)	(871)
Interest expense	2,937	3,605
Gain on repurchase of debt	(47,832)	-
Other Income	(10,409)	(632)
	(55,831)	2,102

Income (loss) before income taxes	29,127	(32,537)
Income tax (benefit) provision	(187)	287

Net income (loss)	$29,314	$(32,824)

Earnings (loss) per share:
Basic and diluted	$0.32	($0.37)

Average shares outstanding during period:
Basic and diluted	91,113	88,620

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	May 30,	February 28,	May 31,
	2009	2009	2008
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $124,880, $142,523 and $63,767, respectively	$135,848	$155,798	$80,823
Other accounts receivable, net	16,169	17,566	19,341
Inventories	294,181	316,331	384,838
Income tax receivable	2,481	2,149	3,734
Prepaid expenses and other current assets	40,867	41,883	42,508
Total current assets	489,546	533,727	531,244

Office building and related assets	-	-	79,380
Other properties, net	69,497	85,135	108,253
Other noncurrent assets	34,114	36,600	42,045
	$593,157	$655,462	$760,922

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$61,083	$80,695	$80,161
Gift cards and other deferred revenue	45,394	47,332	58,845
Accrued income taxes payable	4,500	4,434	4,878
Other accrued liabilities	106,834	101,350	103,712
Total current liabilities	217,811	233,811	247,596

Long-term debt	103,771	184,000	184,000
Other noncurrent liabilities	91,575	93,390	90,739

Shareholders' equity:
Common stock, $1.00 par, 500,000,000 shares authorized, 100,779,000 issued	100,779	100,779	100,779
Paid-in capital	107,035	113,326	123,268
Retained earnings	136,155	106,841	203,270
Cumulative other comprehensive (loss) income	866	(1,195)	517
Less -- 10,291,000, 10,905,000 and 11,755,000 common shares in treasury, at cost, respectively	(164,835)	(175,490)	(189,247)
	180,000	144,261	238,587
	$593,157	$655,462	$760,922

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	May 30,	May 31,
	2009	2008

Cash flow from operating activities:
Net income (loss)	$29,314	$(32,824)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	8,399	11,676
Loss on disposal of fixed assets	168	39
Stock-based compensation expense	1,236	2,352
Deferred compensation	1,221	987
Lease termination expense	4,585	587
Amortization of deferred gains	(1,979)	(835)
Gain on repurchase of convertible bonds	(47,832)	-
Other	2,263	389
Changes in cash from:
Inventories	22,150	26,871
Accounts receivable, prepaid expenses and other current assets	10,273	(432)
Income tax receivable	(332)	12,897
Accounts payable and accrued expenses	(21,293)	(33,593)
Accrued income taxes payable	66	(345)
Defined benefit plan liabilities	(1,696)	(29)
Other noncurrent assets	(470)	(96)
Other noncurrent liabilities	(19)	(32)
Net cash provided by (used in) operating activities	6,054	(12,388)

Cash flow from investing activities:
Capital expenditures	(395)	(1,894)
Proceeds from disposition of properties	678	4
Proceeds from sale of restricted investments	3,317	497
Purchase of restricted investments	(3,074)	-
Net cash (used in) provided by investing activities	526	(1,393)

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	310	1,171
Repurchase of convertible bonds	(26,840)	-
Net cash (used in) provided by financing activities	(26,530)	1,171

Change in cash and cash equivalents	(19,950)	(12,610)
Cash and cash equivalents at beginning of period	155,798	93,433

Cash and cash equivalents at end of period	$135,848	$80,823

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400